Exhibit 10.25

[***] Certain information in this document has been excluded pursuant to Item (601)(b)(10) of Regulation S-K because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.
MASTER DEVELOPMENT AND LICENSE AGREEMENT
This Master Development and License Agreement (this “Agreement”), dated as of July 20th, 2018 (the “Effective Date”) by and between TransAct Technologies Incorporated, having an address at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, USA (“TransAct”) and [***] (“Developer”), each a “Party” and collectively the “Parties.”
BACKGROUND
A.          Developer is engaged in the business of providing software development and related services and work product; and
B.          TransAct desires to retain Developer to provide the software development and related services and work product described herein from time to time in separately executed Statements of Work, and Developer desires to provide the same to TransAct, each on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties, intending to be legally bound, agree as follows:
1.          Services.
1.1          Statement(s) of Work.  TransAct hereby engages Developer, and Developer accepts such engagement, to develop Software (as defined below) and provide services to TransAct as set forth in the initial Statement of Work attached hereto as Exhibit A (with the exhibits thereto, the “Statement of Work”), which Exhibit is hereby made a part of this Agreement as if fully included herein.  Additional statements of work entered into pursuant to this Agreement may also be referred to herein as “Statements of Work.”  The services to be provided by Developer as set forth in a Statement of Work are hereinafter referred to as the “Services.”  The Parties may agree on additional Statements of Work from time to time.  No Statement of Work shall be effective unless signed by duly authorized representatives of both Parties.  Any such additional statement of work shall be made a part of this Agreement as if fully included herein and shall be subject to the terms of this Agreement.
1.2          Software.  For purposes of this Agreement, “Software” shall mean the computer programs, including programming tools, scripts, and routines that Developer develops or otherwise provides under this Agreement (regardless of whether performed domestically or abroad and regardless of whether performed before or after execution of this Agreement or the applicable Statement of Work) as described more fully in each Statement of Work, including all updates, upgrades, new versions, new releases, enhancements, improvements, and other modifications made or provided thereto.
1.3          Documentation.  Prior to or concurrently with the delivery of any Software hereunder, Developer shall provide TransAct complete and accurate user manuals, operating manuals,

and other instructions, specifications, documents and materials, in any form or media, that describe the components, features, requirements, and other aspects of the Software, including any functionality, testing, operation or use thereof (the “Documentation”) for such Software.  Documentation shall include all such information as may be reasonably necessary for the effective installation, testing, use, support, and maintenance of the applicable Software by TransAct and its customers, including the effective configuration, integration, and systems administration of the Software and performance of all other functions set forth in the Software specifications.  Unless otherwise agreed in writing, Developer shall provide all Documentation in both hard copy and electronic form, in such formats and media as are set forth in the relevant Statement of Work, or as TransAct may otherwise reasonably request.  “Work Product” means the Software and the Documentation.
1.4          Open-Source Components.  Developer shall not include in any Software, and operation of all Software in accordance with its specifications and Documentation shall not require the use of, any software component that is subject to any open source copyright license agreement, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that is approved by the Open Source Initiative, other than as may be specifically described in a Statement of Work for such Software, and for which the relevant open source license(s) are included in such Statement of Work.  Developer shall provide TransAct with a complete, machine-readable copy of the source code for any approved open source components in accordance with the terms of the Open Source License(s) therefor at no cost to TransAct.  To the extent any open source software components are provided for in a Statement of Work or other written permission issued by TransAct, Developer shall assure that any such Software, including any source code, complies with all attribution and other requirements and meets available exceptions set forth in any applicable open source license agreement such that the Software, including any source code, remains “closed source.”
1.5          Developer Personnel.  Developer is solely responsible for all of its employees and sub-contractors (if permitted pursuant to Section 10.8) (the “Developer Personnel”) and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers compensation insurance and disability benefits.  If TransAct assigns any of its employees to contribute to the development of any Work Product, TransAct shall be responsible for the payment of such TransAct employees’ compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers compensation insurance and disability benefits.
1.6          Change Orders.  The Parties may change the scope of the Services, Work Product and other matters specified in a Statement of Work only by a written amendment executed by authorized representatives of both Parties (“Change Order”).  If any Change Order would, in the reasonable judgment of either Party, result in substantial additional expenses or substantial cost savings, then the Parties shall meet to discuss, in good faith, an increase or reduction, as the case may be, in fees under such Statement of Work.
1.7          Standard of Performance.  Developer will be responsible for overall management and performance of the Services.  Developer will design, develop, create, test, deliver, configure,

integrate, customize, and otherwise provide and make fully operational Work Product as described in each Statement of Work on a timely and professional basis in accordance with all terms, conditions, and specifications set forth in this Agreement and such Statement of Work.  The Developer Personnel will perform the Services in a timely, professional and workmanlike manner, using the degree of skill, care, and judgment consistent with customarily accepted good business practices and otherwise in accordance with all standards for performance of the Services established by TransAct in each Statement of Work.  All Services and Work Product provided under any Statement of Work will be subject to TransAct’s review and approval in accordance with the terms contained herein.  In addition to the warranty obligations contained herein, any claim made in good faith by TransAct regarding the deficiency of the Services or Work Product, shall be resolved by Developer repairing the deficiency of the Services or Work Product at no additional cost to TransAct.
1.8          Acceptance Testing.  Unless otherwise set forth in the applicable Statement of Work, the procedures in this Section will apply for all TransAct acceptances contemplated in connection with Work Product hereunder or any Services for which the applicable Statement of Work contemplates acceptance testing.  For any Work Product, or portion thereof presented for acceptance by TransAct, Developer will provide to TransAct all relevant documents, deliverables and other information that is reasonably necessary for TransAct to make its evaluation.  TransAct shall, upon receipt of a Work Product that Developer designates as “final,” have thirty (30) business days to complete acceptance testing thereof (the “Acceptance Period”).  If TransAct determines that such Work Product does not conform to the specifications and any acceptance criteria set forth in the applicable Statement of Work, TransAct shall notify Developer in writing outlining each deficiency and failure to comply with the Statement of Work and Developer shall, within twenty (20) business days after receipt of written notification of TransAct’s non-acceptance, repair the deficiency.  A Work Product shall be deemed accepted by TransAct if written notification of TransAct’s non-acceptance is not received by Developer within the Acceptance Period.  Notwithstanding the foregoing, TransAct’s acceptance of a Work Product shall in no way limit the performance and warranty obligations of Developer as identified in Section 1.7 and Section 8.
1.9          Access to Works-in-Process.  Developer will deliver all Work Product, and provide access to all works-in-process, to TransAct as set forth in each applicable Statement of Work and if not so set forth, upon the written request of TransAct.
2.          Training, Maintenance and Support.
2.1          Training.  Developer shall provide TransAct and its designees with such training as set forth in the applicable Statement of Work.  Unless expressly provided in any Statement of Work, all training shall be provided at no additional charge to Transact, it being acknowledged and agreed that the fees include full consideration therefor.
2.2          Maintenance and Support.  Developer offers product support 24 hours per day, seven days per week, without additional charge.  Developer agrees to provide TransAct with such support services (as described in more detail in the Statement of Work set forth in Exhibit A hereto) with respect to the Software and Work Product for ten (10) years from acceptance of the Software.  The Parties acknowledge and agree that Developer is not responsible for direct support of the customers of TransAct.

3.          Independent Contractors; No Partnership.
3.1          Independent Contractors.  This Agreement is intended to create an independent contractor relationship between the Parties for purposes of Federal, state and local law.  The Parties understand and agree that Developer Personnel will be: (a) the employees or subcontractors of Developer only, and Developer alone will determine the terms and conditions of such employment or engagement; and (b) hired, paid, supervised, directed, controlled, promoted or demoted, terminated, engaged and otherwise managed solely by Developer.
3.2          No Partnership.  Nothing in this Agreement will be construed or implied to create a relationship of agency, partners, affiliates, joint employers, or joint venturers.  Neither Party will have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other.  Neither Party will be responsible for any obligation of the other or be responsible for any act or omission of the other.
4.          Compensation; Expenses; Taxes.
4.1          Fees.  The Services and Work Product will be provided either on a flat fee basis or on a time and materials basis and will be charged at the rates set out in the applicable Statement of Work.  All rates, charges and/or fees for any and all Work Product, deliverables and/or Services performed by Developer must be listed in a Statement of Work.  Any attempt to alter rates, charges and other fees in any document other than in a Change Order shall be void and non-binding on TransAct.
4.2          Expenses.  Unless otherwise specified, the Developer’s expenses will be included in the fees charged by Developer, as set forth in Statements of Work. Notwithstanding the foregoing, TransAct shall reimburse Developer for any actual travel or other transportation-related expenses that (i) Developer incurs in performing the Services or developing Work Product, and (ii) TransAct has pre-approved in writing.  Any such reimbursable expenses shall be subject to TransAct’s reimbursement policies in effect from time to time.
4.3          Taxes.  All fees set forth herein are exclusive of taxes.  Developer shall be responsible for all sales, use, VAT, gross receipts, real estate, personal property and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by TransAct hereunder, other than any taxes imposed on, or with respect to, TransAct’s income.  Developer will indemnify and hold harmless TransAct for any loss or damage (including without limitation any penalties and interest) sustained because of Developer’s failure to pay such taxes.
5.          Payment Terms.
5.1          Invoices.  Unless otherwise stated in the Statement of Work, Developer shall issue invoices within thirty (30) days following the end of the period covered by each applicable invoice.  The length of such billing period will be as specified in the applicable Statement of Work or, if none is specified, a billing period shall be defined as a calendar month.  Developer shall submit each invoice in both hard copy and electronic format, via such delivery means and to such address as are specified by TransAct in writing from time to time.  No term or condition of any invoice shall be binding upon TransAct, and TransAct hereby rejects any terms inconsistent with or additional to the terms and conditions of this Agreement.  Except as otherwise set forth in a Statement of Work, TransAct will pay all undisputed amounts owed to Developer within thirty (30) days’ receipt of the invoices.

5.2          Disputed Amounts.  TransAct may withhold from payment any amount disputed by TransAct in good faith, pending resolution of the dispute, provided that TransAct: (a) timely pays all amounts not subject to dispute; (b) notifies Developer of the dispute prior to the due date, specifying in such notice (i) the amount in dispute, and (ii) the reason for the dispute; (c) works with Developer in good faith to resolve the dispute promptly; and (d) promptly pays any amount determined to be due by resolution of the dispute.  Developer shall continue performing its obligations in accordance with the applicable Statement of Work notwithstanding any such dispute or actual or alleged nonpayment that is the subject of the dispute, pending its resolution.
5.3          Right of Set-off.  Without prejudice to any other right or remedy it may have, TransAct reserves the right to set-off at any time any amount owing to it by Developer against any amount payable by TransAct to Developer under this Agreement.
6.          Confidential Information.
6.1          Definition.  “Confidential Information” shall mean confidential or other proprietary information that is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement or relates to the Work Product or the Services, including without limitation, product specifications and documentation, financial data, business and product plans, each Party’s software source code, and other confidential business information.  Without limitation, data and information concerning customers of TransAct (including, without limitation, (i) data entered by TransAct customers on TransAct terminals and hosted by Developer, and (ii) information regarding how TransAct’s customers use TransAct-supplied terminals) constitutes Confidential Information of TransAct.  Confidential Information shall not include information which the Receiving Party can demonstrate: (a) is or becomes public knowledge without any action by, or involvement of the Receiving Party; (b) is disclosed by the Receiving Party with the prior written approval of the Disclosing Party; (c) was previously known to the Receiving Party without an obligation of confidence; (d) is independently developed by the Receiving Party without use of the Confidential Information; or (e) was acquired by the Receiving Party from a third party which is not, under an obligation of confidence with respect to such information.
6.2          Restrictions.  As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall (a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement; (b) except as may be permitted by and subject to its compliance with Section 6.4, not disclose or permit access to Confidential Information other than to its employees, officers, directors, consultants, legal advisors and permitted subcontractors (collectively, “Representatives”) who (i) need to know such Confidential Information for the performance of their obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and their obligations under Section 6; and (iii) are bound by written confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in Section 6; (c) safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its own sensitive information and in no event less than a reasonable degree of care; and (d) ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ noncompliance with, the terms of Section 6.

6.3          Duration.  The Receiving Party shall continue such confidential treatment of Confidential Information for a period of five (5) years from the date of termination, expiration or cancellation of this Agreement.  Notwithstanding the foregoing, trade secrets of the Disclosing Party will remain Confidential Information for so long as they remain trade secrets under applicable law.
6.4          Compelled Disclosures.  If the Receiving Party or any of its Representatives is compelled by applicable law to disclose any Confidential Information then, to the extent legally permitted, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 6.2; and (b) provide reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure.  If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section, the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that the Disclosing Party is legally required to disclose and, upon the Receiving Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.
7.          Intellectual Property Rights.
7.1          Work Product.
(a)          The Work Product shall be delivered in a form and format acceptable to TransAct.  Work Product shall be owned solely and exclusively by Developer (other than any Work Product components that contain Confidential Information of TransAct, which shall remain proprietary to TransAct), subject to the license set forth below.  Work Product includes, without limitation, the Software, Documentation and all deliverables provided under any Statement of Work.  Notwithstanding the foregoing, any ancillary works to the Work Product (such as applications that run on the Software platform) created by TransAct shall belong exclusively to TransAct.
(b)          Developer shall not design, develop or provide to TransAct any Work Product that infringes upon or violates the rights of any person or entity, including rights relating to defamation, privacy, publicity, contract, patent, copyright, trademark, trade secret or other intellectual property rights (collectively, “Third-Party Rights”).  If Developer becomes aware of any such possible violation or infringement, Developer shall immediately so notify TransAct in writing and correct the issue.

7.2          License Grant.
(a)          In exchange for the payments set forth in Statements of Work, Developer hereby grants to TransAct a perpetual, worldwide, irrevocable, fully-paid, exclusive (as set forth in an applicable Statement of Work), transferable, royalty-free right and license to, and to sublicense third parties to, make, have made, use, sell, offer for sale, export, import, execute, reproduce, distribute, display, perform and exploit the Work Product, including any enhancements thereto.  For purposes of clarification, TransAct shall have the right to create its own applications, or use third party applications, on TransAct’s devices in connection with the Software.
(b)          In the event that a Statement of Work specifies that a Work Product shall be TransAct-branded or “white labeled,” TransAct hereby grants to Developer a perpetual, revocable, worldwide, fully-paid, non-exclusive, non-transferable, royalty-free right and license to use the TransAct name and trademarks solely for the purposes of white labeling Work Product.  Subject to this clause (b), TransAct retains all right, title and interest in the TransAct name and trademarks.
8.          Indemnification; Limitation of Liability; Warranties.
8.1          Indemnification by Developer.  Developer shall defend, indemnify, and hold harmless TransAct and its officers, directors, employees, agents, contractors, successors, and assigns (each, a “TransAct Indemnitee”) from and against any and all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (together, “Losses”) incurred by the TransAct Indemnitee resulting from any claim, action, cause of action, demand, suit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, (each an “Action”) by a third party that arises out of or results from, or is alleged to arise out of or result from (a) Developer’s breach of any representation, warranty, covenant, or obligation of Developer (including any action or failure to act by any permitted subcontractor that, if taken or not taken by Developer, would constitute such a breach by Developer) under this Agreement; or (b) the negligence or reckless or willful misconduct of Developer or its permitted subcontractors in connection with the Work Product or the performance of the Services, except (with regards to both (a) and (b) above) to the extent that Losses arise or result from (x) TransAct’s breach of any representation, warranty, covenant, or obligation of TransAct under this Agreement; or (y) the negligence or reckless or willful misconduct of TransAct in connection with the Work Product or the Services.
8.2          Indemnification Procedure.  TransAct will promptly notify Developer in writing of any Action for which it seeks to be indemnified pursuant to Section 8 and cooperate with Developer in the defense of such Action at Developer’s cost and expense (provided that Developer shall not be required to compensate TransAct for its personnel’s time spent providing such cooperation).  Developer shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to TransAct to handle and defend the same, at Developer’s sole cost and expense.  Developer shall not settle any Action without TransAct’s prior written consent, unless such settlement is limited to monetary damages fully paid by Developer and does not include any admission of liability or equitable remedy.  TransAct’s failure to give prompt notice under this Section 8.2 will not relieve Developer of its obligations hereunder except to the extent that Developer can demonstrate that it has been materially prejudiced as a result of such failure.  TransAct may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

8.3          Infringement Remedy.  If any of the Work Product, or any component thereof, other than any proprietary materials of TransAct, is found to be infringing or if any use of any Work Product or any component thereof is enjoined, threatened to be enjoined, or otherwise the subject of an infringement claim, Developer shall, at Developer’s sole cost and expense (i) procure for TransAct the right to use the infringing Work Product, (ii) replace the infringing Work Product with a non-infringing, functionally equivalent one, (iii) suitably modify the infringing Work Product so that it is non-infringing, or (iv) accept return of the infringing Work Product and refund a pro-rata portion (based on a five-year straight line depreciation commencing upon delivery) of any fees paid by TransAct to Developer with respect to such Work Product and all other affected Work Products.  The remedies set forth in this Section 8.3 are in addition to, and not in lieu of, all other remedies that may be available to TransAct under this Agreement or otherwise, including TransAct’s right to be indemnified for such Actions.
8.4          Indemnification by TransAct.  TransAct shall defend, indemnify, and hold harmless Developer and its officers, directors, employees, agents, contractors, successors, and assigns (each, a “Developer Indemnitee”) from and against any and all Losses incurred by the Developer Indemnitee resulting from any Action by a third party that arises out of or results from, or is alleged to arise out of or result from (a) TransAct’s breach of any representation, warranty, covenant, or obligation of TransAct under this Agreement; or (b) the negligence or reckless or willful misconduct of TransAct in connection with the Work Product or the Services, except (with regards to both (a) and (b) above) to the extent that Losses arise or result from (x) Developer’s breach of any representation, warranty, covenant, or obligation of Developer under this Agreement; or (y) the negligence or reckless or willful misconduct of Developer in connection with the Work Product or the Services.
8.5          Disclaimer; Limitation.
(a)          EXCEPT AS SET FORTH BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT OR ANY STATEMENT OF WORK TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
(b)          EXCEPT AS SET FORTH BELOW, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY STATEMENT OF WORK, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000).
(c)          The limitation described in this Section 8.5 will not apply to: (i) claims of a breach of Developer’s obligations under Section 6 (Confidential Information); (ii) claims of infringement of a third party’s intellectual property rights; (iii) Developer’s indemnification obligations under this Agreement; (iv) claims arising out of, in connection with or resulting from Developer’s misuse or appropriation of TransAct’s Confidential Information or any Work Product; (v) claims relating to property damage or personal injury; or (vi) either Party’s intentional misconduct that is tortious or criminal, or committed with the knowledge that such misconduct was reasonably certain to materially damage the other Party.

8.6          Mutual Warranties.  Each Party represents and warrants to the other Party as follows:
(a)          it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation or organization;
(b)          it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;
(c)          the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the party;
(d)          the execution, delivery and performance of its obligations hereunder will not violate any contractual or other legal obligation of Developer or any rights of any third parties, and
(e)          when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.
8.7          Developer Warranties.  Developer represents and warrants to TransAct as follows:
(a)          Developer shall perform the Services in accordance with the applicable Statement of Works and in a timely, professional and workmanlike manner, using a high degree of skill, care, consistent with standards for performance of the Services established by TransAct and agreed to by the Parties in each Statement of Work.
(b)          The Work Product shall materially conform to all relevant specifications, and be free of material or frequent defects, for a period of ten (10) years from delivery to TransAct.  Developer agrees to correct promptly any such Work Product not in compliance with this warranty.
(c)          Developer is in compliance with, and will perform all Services in compliance with, all applicable laws, rules and regulations.
(d)          Except as otherwise expressly set forth in a Statement of Work, the Work Product is and will be the original work of Developer or its permitted subcontractors.
(e)          The Work Product does not and will not infringe any Third-Party Rights.
(f)          The Work Product shall not contain any viruses, worms, trap doors, timers, clocks, counters, time locks, time bombs, logic bombs, Trojan horses or other limiting code, design, instruction or routines which is designed, or intended to do any of the following either automatically or without the intentional action of TransAct: (i) altering, deleting or interfering with any data, information, software or subsystems; (ii) damaging, destroying, disabling, suspending the operation of, or altering the operation of the Work Product or other software or components thereof; or (iii) causing the Work Product or other software or components thereof to become inoperable or otherwise incapable of being used in the full manner for which they were provided under this Agreement.

(g)          The Work Product will be, and as installed in the TransAct operating environment (or any successor thereto) and used in accordance with the Documentation will function in all respects in conformity with this Agreement, the applicable Statement of Work and the specifications and Documentation therefor; and any media on which any Software is delivered will be free of damage or defect in design, material, and workmanship, and will remain so under ordinary use as contemplated by this Agreement, the applicable Statement of Work and the specifications and, with respect to the Software component thereof, the Documentation therefor.
9.          Term and Termination.
9.1          Term.  Unless otherwise terminated as specified herein, the term of this Agreement will commence on the Effective Date and will continue through December 31, 2021 (this initial term and all renewal terms, if any, collectively, the “Term”).  This Agreement shall continue in full force and effect for additional one-year terms thereafter unless either Party gives not less than ninety (90) days written notice of termination prior to expiration of the then-effective Term.  This Agreement shall continue to govern any outstanding Statements of Work until their expiration or termination.
9.2          Termination for Breach.  Either Party may cancel or terminate the affected Statement of Work(s) or this Agreement as a whole, without liability, by giving written notice of breach or default if the other (a) becomes insolvent, unable to pay its debts when due, or the subject of bankruptcy proceedings not terminated within thirty (30) days of any filing; or makes a general assignment for the benefit of creditors; or if a receiver is appointed for substantially all of its property; or (b) breaches or defaults on any of its obligations under this Agreement and fails to cure such breach or default within thirty (30) days after receipt of written notice specifying the nature of such breach or default.  Notwithstanding the foregoing, in the event that a breach by TransAct relates to non-payment under a specific Statement of Work, Developer’s termination rights under this Section 9.2 shall extend only to the Statement of Work affected by such breach.
9.3          Effect of Termination.  Upon termination of this Agreement for any reason, Developer agrees to immediately discontinue performance under all Statements of Work.  Upon termination for any reason of a Statement of Work or this Agreement in its entirety, Developer agrees to: (a) return to TransAct all copies of any Confidential Information received from TransAct in connection with the terminated agreement(s); (b) deliver to TransAct all Work Product and all works-in-process related to the applicable Statement(s) of Work; (c) provide reasonable cooperation and assistance to TransAct in transitioning the Services to an alternate service provider; and (d) on a pro rata basis, repay all amounts, if any, paid in advance for any Services or Work Product that have not been provided.  Except for non-payment of amounts due hereunder, no expiration or termination of this Agreement will affect TransAct’s rights in any of the Work Product.  Termination of this Agreement by either Party will be without prejudice to that Party’s other rights and remedies hereunder.  The following Sections shall survive the expiration or termination of this Agreement: Section 2.2 (Maintenance and Support); Section 6 (Confidential Information); Section 7 (Intellectual Property Rights); Section 8 (Indemnification; Limitation of Liability; Warranties); and Section 10 (Miscellaneous).

10.          Miscellaneous.
10.1          Effect of Developer Bankruptcy.  All rights and licenses granted by Developer under this Agreement (including, without limitation, all rights and licenses to the Work Product) are and will be deemed to be rights and licenses to “intellectual property”, and all Work Product is and will be deemed to be “embodiment(s) of intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)).  TransAct shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof.  Without limiting the generality of the foregoing, Developer acknowledges and agrees that, if Developer or its estate shall become subject to any bankruptcy or similar proceeding, or Developer otherwise ceases to conduct its business in the ordinary course:
(a)          subject to TransAct’s rights of election, all rights and licenses granted to TransAct under this Agreement will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Developer’s rejection of this Agreement; and
(b)          TransAct shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, and the same, if not already in TransAct’s possession, shall be promptly delivered to TransAct, unless Developer elects to and does in fact continue to perform all of its obligations under this Agreement.
(c)          Unless Developer elects to and does in fact continue to perform all of its obligations under this Agreement, Developer automatically grants TransAct a perpetual, worldwide, irrevocable, fully-paid, non-exclusive, transferable, royalty-free right and license to use, modify, create derivative works of, operate, sublicense, sell, offer for sale, export, import, execute, reproduce, distribute, display, perform and exploit all such intellectual property and embodiments of intellectual property.
10.2          Escrow.  In order to facilitate delivery of intellectual property as set forth in Section 10.1 (Effect of Developer Bankruptcy) of this Agreement and Section 7 (Hosting) of the Statement of Work attached hereto as Exhibit A, the Parties agree to promptly and in good faith enter into a source code escrow agreement with a recognized escrow firm, on standard and commercially reasonable terms and conditions, with respect to the Software and Documentation licensed under this Agreement.  The Parties agree to maintain such escrow agreement for the Term.  In connection therewith, Developer represents and warrants that it shall store with such escrow firm the Software source code (including all project files required to build both the server and client components of the [***] solution) and the accompanying Documentation.  Developer represents and warrants that it shall keep such escrow up-to-date with the current Software source code and Documentation (new escrow deposits at least once each calendar quarter, unless there have not been any material changes to the Software source code or Documentation during such quarter).

10.3          Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of laws principles.  Any claim or controversy arising out of or relating to this Agreement shall be brought exclusively in federal or state court located in New York, New York.
10.4          Waiver.  No failure or delay on the part of any Party in exercising any right hereunder, irrespective of the length of time for which such failure or delay shall continue, will operate as a waiver of, or impair, any such right.  No single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any right hereunder will be effective unless given in a signed writing.
10.5          Further Assurances.  Each Party to this Agreement will, at the request of the other Party and without charge (provided that the cost to the providing Party is reasonable under the circumstances), execute and deliver all such further instruments and documents as may be reasonably requested to further confirm, carry out and otherwise accomplish the intent and purpose of this Agreement.
10.6          Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.
10.7          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.7).
If to Developer:
[***]
If to TransAct:
TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518
Tel: (203) 859-6800
Fax: (203) 949-9048
E-Mail: dblock@TransAct-tech.com
with a copy to:  sdemartino@transact-tech.com

10.8          Subcontractors.  TransAct agrees that Developer will subcontract to [***] certain Services and development of Work Product described in the Statement of Work set forth in Exhibit A hereto.  Except as set forth above, Developer shall not subcontract this Agreement, any Statement of Work or any Services or Work Product to be provided hereunder to any third party without: (a) the prior written consent of TransAct, which may be withheld at its sole discretion, and (b) the prior written agreement of the proposed subcontractor to be bound by the provisions of this Agreement.  Notwithstanding any subcontracting, Developer shall not be relieved of its performance or obligations under this Agreement or any Statement of Work.  Developer shall be solely responsible for each subcontractor’s full and timely performance, and the acts and omissions of each subcontractor shall be deemed and treated as the acts and omissions of Developer itself.  Developer shall also be solely responsible for compensating any subcontractors.
10.9          Headings.  The section headings are intended for reference only and do not affect the meaning or interpretation of this Agreement.
10.10          Time of the Essence.  Developer acknowledges that time is of the essence with respect to Developer’s obligations hereunder and agrees that prompt and timely performance of all such obligations in accordance with this Agreement and each Statement of Work is strictly required.
10.11          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns.
10.12          Force Majeure.  Each Party hereto shall be excused from default or delay in the performance of its obligations hereunder, if and to the extent that such default or delay is: (i) caused by an act of God, or other causes beyond its reasonable control including, but not limited to, fires, riots, accident, explosion, flood, or storm.  The operation of the preceding sentence shall not, however, relieve a Party from its obligation to meet the time schedules required herein unless the Party shall have taken reasonable precautions to anticipate and avoid the occurrence of the force majeure event and upon its occurrence shall have used all commercially reasonable efforts to ameliorate or eliminate its effect.  In no event shall any postponement of either Party’s obligations hereunder as a result of a force majeure event exceed the period of time that the force majeure had an effect on such Party.  If a delay or interruption of performance by either Party resulting from a force majeure event exceeds thirty (30) days, then the other Party may terminate this Agreement and/or any Applicable Statement of Work by delivering written notice of termination specifying the date of termination, even though such event does not constitute a breach of this Agreement or any Statement of Work.
10.13          Order of Precedence.  In the event of a conflict between the terms and conditions in this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control, except to the extent that specific language in Statement of Work executed by TransAct expressly states that it supersedes particular language in this Agreement.

10.14          Assignment.  Neither this Agreement, any Statement of Work, nor any of the rights or obligations hereunder or thereunder, may be assigned or delegated by Developer without the prior written consent of TransAct, which consent shall not be unreasonably withheld.  Any assignment or delegation in violation of the foregoing shall be null and void.  For purposes of the foregoing, a change in control or ownership (whether resulting from a merger, sale or otherwise), shall be deemed an assignment restricted hereunder.
10.15          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement shall be effective unless in writing signed by the Parties.
10.16          Non-Solicitation. During the term of this Agreement and for twelve (12) months after any expiration or termination of this Agreement, neither Party shall, without the prior written consent of the other, solicit or hire any person employed by the other or formerly employed by the other within the preceding six months (for clarification, general advertisements shall not be considered solicitation of persons).

IN WITNESS WHEREOF the Parties have entered into this Agreement as of the Effective Date.
[***] By: _/s/ [***]________________________ Name: _[***]__________________________ Title: _President & CEO________________	TRANSACT TECHNOLOGIES INCORPORATED By: _/s/ Steven A. DeMartino___________ Name: _Steven A. DeMartino_____________ Title: _President and CFO_______________

EXHIBIT A
Statement of Work
[***]